Exhibit 99.2

CIRCOR International Announces Availability of Historical Segment Information Reflecting Previously Announced Organizational Realignment

End Market Alignment Optimizes Company’s Organizational Structure to Drive Growth

Burlington, MA - April 25, 2018- CIRCOR International, Inc. (NYSE: CIR) today announced the availability of certain historical segment information reflecting its previously announced organizational realignment. On February 28, 2018, the Company announced a realignment of its organizational structure from Energy, Advanced Flow Solutions and Fluid Handling to the following reportable business segments: Energy, Aerospace & Defense and Industrial.

•	The Energy segment includes all of the businesses from the existing Energy segment and the Reliability Services business from the recently acquired Fluid Handling business.

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The Aerospace & Defense business includes the Aerospace & Defense businesses previously included in the Advanced Flow Solutions segment and the defense business from the recently acquired Fluid Handling business.

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The Industrial business includes the Pumps businesses previously included in the Fluid Handling segment as well as the Power & Process and Industrial Solutions businesses, previously included in the Advanced Flow Solutions segment.

In addition, a number of smaller product lines were realigned as part of this change to better manage and serve our customers.
CIRCOR will begin reporting the three new segments for the period beginning January 1, 2018. All previously reported segment information will be adjusted on a retrospective basis to reflect this change beginning in the first quarter of 2018 reporting period.
To facilitate comparability, CIRCOR will provide this historical segment information to reflect the three new reportable segments for each of the prior quarterly reporting periods from the first quarter of 2016 through the fourth quarter of 2017 in a Form 8-K to be furnished with the Securities and Exchange Commission on April 25, 2018. In addition, the Form 8-K includes combined information reflecting the Fluid Handling acquisition as though it occurred on January 1, 2016. This information can be accessed under the “SEC Filings” section in the “Investors” portion of CIRCOR’s website.

About CIRCOR International, Inc.
CIRCOR International, Inc. designs, manufactures and markets differentiated technology products and sub-systems for markets including oil & gas, industrial, aerospace & defense and commercial marine. CIRCOR has a diversified flow and motion control product portfolio with recognized, market-leading brands that fulfill its customers’ mission critical needs. The Company’s strategy is to grow organically and through complementary acquisitions; simplify CIRCOR’s operations; achieve world class operational excellence; and attract and retain top talent. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Contact:
Rajeev Bhalla
Executive Vice President and Chief Financial Officer
781-270-1210